Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-168394 on Form S-3 and Nos. 333-234391 and 333-184849 on Form S-8 of our report dated February 2, 2021, relating to the consolidated financial statements of Unitil Corporation and subsidiaries and the effectiveness of Unitil Corporation and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Unitil Corporation for the year ended December 31, 2020.

/s/ Deloitte and Touche LLP

Boston, Massachusetts

February 2, 2021